UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 25, 2007

LANTRONIX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-16027	33-0362767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15353 Barranca Parkway
Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 453-3990
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, on November 15, 2006, Jim Kerrigan retired as the Chief Financial Officer and Secretary of Lantronix, Inc. (the “Company”) and Reagan Y. Sakai was appointed as Chief Financial Officer and Secretary of the Company. Mr. Kerrigan remained an employee of the Company until January 22, 2007 at which time he continued to provide services to the Company as a consultant. On April 25, 2007, the Company entered into a Consulting, Severance and Release Agreement (the “Agreement”) with Mr. Kerrigan to provide consulting and advisory services to the Company. The Agreement is effective as of January 22, 2007.

Pursuant to the Agreement, Mr. Kerrigan will be paid a total fee of $112,500 to be paid in 18 monthly installments commencing August 1, 2007. In addition, Mr. Kerrigan will be eligible to participate in the Company’s bonus program for fiscal 2007. Mr. Kerrigan will continue to vest in his outstanding stock options until July 22, 2007 and the period to exercise his vested stock options shall be extended until January 22, 2009. As part of the Agreement, Mr. Kerrigan has signed a standard release of claims against the Company and its affiliates.

Item 9.01 Financial Statements and Exhibits.

(d)

10.1	Consulting, Severance and Release Agreement effective as of January 22, 2007 between the Company and James Kerrigan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2007	LANTRONIX, INC., a Delaware corporation

By:	/s/ Marc H. Nussbaum
Marc H. Nussbaum Chief Executive Officer